Exhibit 99.01

U.S. Bancorp Center 800 Nicollet Mall Minneapolis, MN 55402-2023

May 13, 2002

Xcel Energy describes certain transactions with Reliant Energy

     MINNEAPOLIS—In response to requests today, Xcel Energy is clarifying its role with regard to certain energy trades with Reliant Resources in 1999 and 2000.

     During its May 13 Webcast, Reliant Resources disclosed that it had initiated certain transactions with Public Service Company of Colorado (PSCo) that had the impact of increasing Reliant’s reported trading activities.

     On a few occasions during 1999 and 2000 PSCo was approached by the trading and marketing arm of Reliant to enter into simultaneous buy-and-sell transactions. In these transactions, Reliant requested that PSCo buy a quantity of power from Reliant and simultaneously sell the same quantity under the same terms back to Reliant. For doing this, PSCo received a small profit.

     There were no such transactions conducted in either 2001 or 2002. In 1999 PSCo entered into transactions with Reliant that totaled 10 million megawatt hours of electricity for a profit of approximately $60,000. During 2000, the transactions totaled about 1 million megawatt hours of energy and the profit of approximately $50,000. The volumes of energy associated with these transactions were not reported in PSCo reports because the net impact on PSCo was zero.

     Xcel Energy and NRG Energy, similar to many other energy providers, have been asked by the Federal Energy Regulatory Commission to provide information regarding trading and marketing activities related to California markets. Xcel Energy and NRG Energy are in the process of complying with the request.

# # #

Xcel Energy (NYSE: XEL) is a major U.S. electricity and natural gas company with operations in 12 Western and Midwestern states. Formed by the merger of Denver-based New Century Energies (NCE) and Minneapolis-based Northern States Power Co. (NSP), Xcel Energy provides a comprehensive portfolio of energy-related products and services to 3.2 million electricity customers and 1.7 million natural gas customers through its regulated operating companies. In terms of customers, it is the fourth-largest combination electricity and natural gas company in the nation. Company headquarters are located in Minneapolis. More information is available at www.xcelenergy.com.

For more information, contact:

E J McIntyre	Vice President & Chief Financial Officer
(612) 215-4515
R J Kolkmann	Managing Director, Investor Relations
(612) 215-4559
P A Johnson	Director, Investor Relations
(612) 215-4535

For news media inquiries only, please call Xcel Energy media relations (612) 215-5300

Xcel Energy Internet Address: http://www.xcelenergy.com

This information is not given in connection with any
sale or offer for sale or offer to buy any security.